CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-85634, 33-89124, 333-76957, 333-49290 and 333-139969 , Form S-3 Nos. 333-124355, 333-135580, 333-135581 and 333-138061 and Form S-4 No. 333-144093) of SkyTerra Communications, Inc. of our reports dated February 28, 2008, with respect to the consolidated financial statements of SkyTerra Communications, Inc. and the effectiveness of internal control over financial reporting of SkyTerra Communications, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

McLean, Virginia

February 28, 2008